Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

Supplement dated January 29, 2014

to Term Sheet dated November 26, 2013,

product supplement EQUITY INDICES SUN-1 dated October 25, 2013,

Series L MTN prospectus supplement

dated March 30, 2012 and prospectus dated

March 30, 2012 (together, the “Note Prospectus”)

Bank of America Corporation

Medium-Term Notes, Series L

Market-Linked Step Up Notes

Linked to the Dow Jones Industrial AverageSM, due November 28, 2016

(the “notes”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the notes by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the final term sheet (the “Final Term Sheet”), dated November 26, 2013 and filed with the Securities and Exchange Commission (the “SEC”) on November 27, 2013. The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event has not occurred. The closing level of the Market Measure on November 26, 2013, the first day of the Starting Value Determination Period, was 16,072.80.

The Starting Value Determination Period expired on January 27, 2014. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event did not occur was 15,739.43, which was the closing level of the Market Measure on December 12, 2013.

Therefore, the Starting Value for the notes is 15,739.43.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page TS-6 of the Final Term Sheet and beginning on page PS-7 of product supplement EQUITY INDICES SUN-1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated November 26, 2013:

http://www.sec.gov/Archives/edgar/data/70858/000119312513457119/d635147d424b2.htm

•	Product supplement EQUITY INDICES SUN-1 dated October 25, 2013:

http://www.sec.gov/Archives/edgar/data/70858/000119312513411179/d617471d424b5.htm

•	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in the Final Term Sheet to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

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